Exhibit 4.1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SALE TO THE HOLDER OF THIS SECURITY OF THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY ARE NOT COVERED BY A REGISTRATION STATEMENT UNDER THE ACT OR REGISTRATION UNDER STATE SECURITIES LAWS. THIS SECURITY HAS BEEN ACQUIRED, AND SUCH SHARES OF COMMON STOCK MUST BE ACQUIRED, FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

No. ____________

Right to Purchase ________ Shares of Common Stock of Soul and Vibe Interactive Inc.

SOUL AND VIBE INTERACTIVE INC.

Common Stock Purchase Warrant (Callable)

SOUL AND VIBE INTERACTIVE, INC., a Nevada corporation (the “Company”), hereby certifies that, for value received, __________, or registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time up to and including two (2) years after August 27th, 2014 (“Issue Date”), and before 5:00 p.m., Pacific time, on August 27th, 2016, ____________ fully paid and nonassessable shares of Common Stock (the “Warrant Shares”), $0.01 par value, of the Company at an Exercise Price per share of $0.06 per share. The number of such shares of Common Stock and the Exercise Price are subject to adjustment as provided in this Warrant.

1. Exercise at Option of Holder. This Warrant may be exercised by the Holder hereof in full or in part at any time or from time to time during the exercise period specified in the first paragraph hereof, by surrender of this Warrant and the subscription form annexed hereto (duly executed) by such Holder to the Company and by making payment, in cash or by certified or official bank check payable to the order of the Company or wire transfer to the Company’s account, in the amount obtained by multiplying (a) the number of shares of Common Stock designated by the Holder in the subscription form (“Warrant Shares”) by (b) the Exercise Price then in effect. On any partial exercise the Company will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant or Warrants of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, providing in the aggregate on the face or faces thereof for the purchase of the number of shares of Common Stock for which such Warrant or Warrants may still be exercised.

2. Mandatory Call (Redemption) Provisions. Notwithstanding anything to the contrary contained in this Warrant, the Holder of this Warrant shall be subject to the following call (redemption) right of the Company:

Commencing six (6) months from the Issue Date, this Warrant is callable (redeemable) at the Company’s option, provided the Common Stock trades at a volume–weighted average price (VWAP) of $0.08 or greater for ten (10) consecutive trading days on the Company’s principal trading market (the “Call Condition”). Commencing at any time after the date on which the Call Condition is satisfied, the Company shall have the right, upon 20 days’ notice to the Holder given not later than fifteen (15) Trading Days after the date on which the applicable Call Condition is satisfied (the “Redemption Notice”), to redeem the number of Warrant Shares specified in the applicable Call Condition at a price of $.01 per Warrant Share (the “Redemption Price”), on the date set forth in the Redemption Notice, but in no event earlier than 20 days following the date of the receipt by the Holder of the Redemption Notice (the “Redemption Date”). The Holder may exercise this Warrant at any time (in whole or in part) prior to the Redemption Date. Any portion of this Warrant that is subject to the applicable Call Condition which is not exercised by 5:00 p.m. (Pacific time) on the Redemption Date shall no longer be exercisable and shall be returned to the Company (and, if not so returned, shall automatically be deemed canceled), and the Company, upon its receipt of the unexercised portion of this Warrant, shall issue therefore in full and complete satisfaction of its obligations under such called but unexercised portion of this Warrant to the Holder an amount equal to the number of shares of Common Stock called but remaining unexercised multiplied by the Redemption Price. The Redemption Price shall be mailed to such Holder at its address of record, and the Warrant shall be canceled.

3. Certain Exercise Limits. Notwithstanding anything herein to the contrary, the Holder shall not be entitled to exercise any portion of this Warrant (or acquire any other securities of the Company) which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower at the time of conversion, without written consent of the Borrower; notwithstanding, no Holder shall be entitled to exercise any portion of this Warrant (or acquire any other securities of the Company) which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Borrower.

4. Delivery of Stock Certificates, etc., on Exercise. As soon as practicable after the exercise of this Warrant, and in any event within five business days thereafter, the Company at its expense (including the payment by it of any applicable issue or stamp taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such Holder shall be entitled on such exercise, in such denominations as may be requested by such Holder, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then current fair market value of one full share, together with any other stock or other securities any property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

5. Dilution.

a. Dividends, Etc. If the Company shall pay to the holders of its Common Stock a dividend in shares of Common Stock or in securities convertible into Common Stock, the Exercise Price in effect immediately prior to the record date fixed for the determination of the holders of Common Stock entitled to such dividend shall be proportionately decreased, effective at the opening of business on the next following full business day.

b. Splits, Combinations, Etc. If the Company shall split the outstanding shares of its Common Stock into a greater number of shares or combine the outstanding shares into a smaller number, the Exercise Price in effect immediately prior to such action shall be proportionately decreased in the case of a split or increased in the case of a combination, effective at the opening of business on the full business day next following the day such action becomes effective.

6. Protection in Case or Reclassification, Etc. In case of any reclassification or change of the terms of the outstanding shares of the class of Common Stock issuable upon the exercise of this Warrant, then upon exercise of this Warrant (other than a change relating to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another company (other than a merger in which the Company is the continuing company or which does not result in any reclassification or change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant, other than a split or combination of shares), or in case of any sale or conveyance to any other person or entity of all or substantially all of the assets of the Company, the Company shall use its best efforts to execute an agreement providing that the holder of this Warrant shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, dividend, distribution, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Company for which this Warrant might have been exercised immediately prior to such reclassification, change, dividend, distribution, consolidation, merger, sale or conveyance. This Section 4 shall apply to successive reclassifications and changes of and dividends and distributions on shares of Common Stock and to successive consolidations, mergers, sales or conveyances. Notice of the execution of any agreement pertaining to such reclassification, change, dividend, distribution, consolidation, merger, sale or conveyance shall be given to the holder of this Warrant as soon as practicable and in any event not less than ten (10) business days before any such transaction is consummated.

7. Reservation of Stock, etc., Issuable on Exercise of Warrants. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, all shares of Common Stock from time to time issuable on the exercise of this Warrant.

8. Register of Warrants. The Company shall maintain, at the principal office of the Company (or such other office as it may designate by notice to the Holder hereof), a register in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each successor and prior owner of such Warrant. The Company shall be entitled to treat the person in whose name this Warrant is so registered as the sole and absolute owner of this Warrant for all purposes.

9. Exchange of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Holder hereof at the office or agency of the Company referred to in Section 8, for one or more new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for purchase hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said Holder hereof at the time of such surrender.

10. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11. Warrant Agent. The Company will act as the exercise agent for the purpose of issuing Common Stock on the exercise of this Warrant pursuant to Section 1. The Company may, by written notice to the Holder, appoint an agent having an office in the United States of America, for the purpose of issuing Common Stock on the exercise of this Warrant pursuant to Section 1, redeeming this Warrant pursuant to Section 2, exchanging this Warrant pursuant to Section 9, and replacing this Warrant pursuant to Section 10, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

12. No Rights or Liabilities as a Stockholder. This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company, until properly exercised.

13. Notices, etc. All notices and other communications from the Company to the registered Holder of this Warrant shall be mailed by first class certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or at the address shown for such Holder on the register of Warrants referred to in Section 8.

14. Miscellaneous. This Warrant and any terms hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement or such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the internal laws of the State of Nevada. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, Soul and Vibe Interactive Inc. has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

Dated:

Soul and Vibe Interactive Inc.

By:
Peter Anthony Chiodo, President & CEO

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